Lindblad Expeditions Holdings, Inc. Reports

2019 Second Quarter Financial Results

Second Quarter 2019 Highlights:

●	Tour revenues increased 10% to $76.7 million

●	Net income available to common stockholders increased $0.9 million to $1.0 million

●	Adjusted EBITDA increased 9% to $12.5 million

●	Lindblad segment Net Yield increased 3% to $1,030 and Occupancy was 89%

●	Commenced exchange offer for all outstanding warrants, expect to complete full redemption on August 1, 2019

NEW YORK, August 1, 2019 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the quarter ended June 30, 2019.

Sven-Olof Lindblad, President and Chief Executive Officer, said “Lindblad’s strong second quarter operating results further demonstrates the opportunity we have to deliver sustained growth as we expand our capacity while maintaining high occupancy levels and net yields. The additions of the National Geographic Quest and the National Geographic Venture to our fleet over the past two years has substantially increased our available berths and the growing demand for authentic expedition travel, along with a diverse base of loyal guests, has enabled us to fill this new inventory at healthy price points. We are still in the early days of our expansion plans and with strong demand across our growing fleet, including robust early bookings for our two new polar vessels scheduled for delivery in 2020 and 2021, we are poised to build on our sustained momentum in the years ahead.”

 SECOND QUARTER RESULTS

Tour Revenues

Second quarter tour revenues of $76.7 million increased $7.2 million, or 10%, as compared to the same period in 2018. The increase was driven by growth of $5.4 million at the Lindblad segment and a $1.8 million increase at Natural Habitat.

Lindblad segment tour revenues of $64.9 million increased $5.4 million, or 9%, compared to the second quarter a year ago primarily due to a 6% increase in Available Guest Nights, mostly from the launch of the National Geographic Venture in December 2018. The year on year growth also reflects a 3% increase in Net Yield to $1,030 due primarily to higher pricing and changes in itineraries, partially offset by a slight decline in Occupancy to 89%.

Natural Habitat revenues of $11.7 million increased $1.8 million, or 18%, compared to the second quarter a year ago due primarily to higher ticket revenue from additional departures and increased pricing.

Net Income

Net income available to common stockholders for the second quarter was $1.0 million, $0.02 per diluted share, as compared with net income available to common stockholders of $0.1 million, $0.00 per diluted share, in the second quarter of 2018. The $0.9 million improvement primarily reflects the higher operating results and $0.5 million in foreign currency gains as compared with $1.1 million in foreign currency losses in the second quarter of 2018. These increases were partially offset primarily by a $1.2 million increase in depreciation and amortization primarily due to the addition of the National Geographic Venture to the fleet in December 2018.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $12.5 million increased $1.0 million, or 9%, as compared to the same period in 2018. The increase was driven by growth of $1.3 million at the Lindblad segment slightly offset by a $0.2 million decrease at Natural Habitat.

Lindblad segment Adjusted EBITDA of $13.3 million increased $1.3 million, or 11%, as compared to the second quarter a year ago as the increased tour revenues were partially offset by operating costs on the National Geographic Venture. The second quarter also included increased costs due to higher marketing spend to drive long-term growth initiatives, increased commission expense related to the revenue growth and higher personnel costs partially offset by lower drydock expense.

Natural Habitat Adjusted EBITDA was a loss of $0.8 million, a $0.2 million , or 45%, decrease as compared to the second quarter a year ago as the revenue growth was more than offset by increased operating costs related to additional departures and higher marketing and personnel costs to drive long-term growth initiatives.

	For the three months ended June 30,				For the six months ended June 30,
	2019	2018	Change	%	2019	2018	Change	%
Tour revenues:
Lindblad	$64,930	$59,556	$5,374	9%	$140,968	$130,009	$10,959	8%
Natural Habitat	11,728	9,917	1,811	18%	25,343	21,874	3,469	16%
Total tour revenues	$76,658	$69,473	$7,185	10%	$166,311	$151,883	$14,428	9%
Operating Income:
Lindblad	$5,302	$5,107	$195	4%	$18,943	$18,547	$396	2%
Natural Habitat	(1,181)	(900)	(281)	(31%)	(458)	32	(490)	NM
Total operating income	$4,121	$4,207	$(86)	(2%)	$18,485	$18,579	$(94)	(1%)
Adjusted EBITDA:
Lindblad	$13,270	$11,982	$1,288	11%	$34,200	$32,871	$1,329	4%
Natural Habitat	(773)	(532)	(241)	(45%)	344	761	(417)	(55%)
Total adjusted EBITDA	$12,497	$11,450	$1,047	9%	$34,544	$33,632	$912	3%

Liquidity

The Company’s cash, cash equivalents and restricted cash were $112.1 million as of June 30, 2019, as compared with $122.2 million as of December 31, 2018. The decrease primarily reflects purchases of property and equipment of $42.3 million, mostly related to the construction of two new vessels, partially offset by $37.2 million in net cash provided by operating activities due to the strong operating performance and increased bookings for future travel.

Free cash flow use was $5.0 million for the six months ended June 30, 2019 as compared with a use of $6.7 million in the same period of 2018. The $1.7 million improvement is primarily due to the strong operating performance partially offset by higher capital expenditures for the construction of new vessels. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

During the quarter, the Company entered into a senior secured credit agreement to make available, at the Company’s option, a loan in an aggregate principal amount not to exceed $122.8 million for the purpose of providing financing for up to 80% of the purchase price of the Company’s new expedition ice-class cruise vessel. At the Company’s election, the loan will bear interest either at a fixed interest rate effectively equal to 6.36% or a floating interest rate equal to three-month LIBOR plus a margin of 3.00% per annum.

LINDBLAD FLEET ACTIVITIES

The Company expanded its travel offerings in December 2018 with the launch of the National Geographic Venture, which sailed in Baja during the winter season before heading to Alaska for the summer months.

The Company is currently building two new state-of-the-art polar ice class vessels to further capitalize on the growth in high quality adventure travel and broaden the immersive and authentic itineraries we offer to our guests. The National Geographic Endurance is scheduled for delivery in January 2020 and, in February 2019, we signed a contract for her sister ship, scheduled for delivery in September 2021. These two vessels will join the National Geographic Explorer and the National Geographic Orion to dramatically increase the polar capacity of the Lindblad National Geographic fleet. They will be capable of exploring deep into the Antarctic and Arctic waters and will be built with the Ulstein X-BOW® design, allowing for greater comfort and speed through rough waters.

STOCK AND WARRANT TRANSACTIONS

On June 14, 2019 the Company commenced an Exchange Offer and Consent Solicitation relating to its outstanding warrants in order to simplify its corporate structure and reduce the potential dilutive impact of the warrants. Each holder of the warrants was offered 0.385 shares of common stock in exchange for each warrant and consent to amend the warrant agreement to permit the Company to require that each outstanding warrant that was not tendered in the Exchange Offer be converted into 0.36575 shares of common stock. The Exchange Offer and Consent Solicitation closed on July 17, 2019, with 98.5% of the 10,085,474 warrants exchanged for an aggregate of 3,824,959 shares of Company common stock. Per the amended warrant agreement, the remaining warrants are being exchanged at a ratio of 0.36575 shares of common stock for an aggregate of approximately 55,000 shares of common stock. Following such exchange, no warrants will remain outstanding.

The Company currently has a $35 million stock repurchase plan in place. As of July 31, 2019, the Company had repurchased 6.0 million warrants and 866,701 shares under the plan for a total of $22.9 million and had $12.1 million remaining under the plan. As of July 31, 2019, there were 49.6 million shares of common stock outstanding (excluding the approximately 55,000 shares of common stock being issued for the exchange of the remaining warrants).

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2019 are as follows:

●	Tour revenues of $350 - $358 million (13 - 16% growth)

●	Adjusted EBITDA of $67 - $70 million (22 - 28% growth)

As of July 30, 2019, Lindblad segment bookings for travel during 2019 have increased 10% as compared with bookings for 2018 as of the same date a year ago. Additionally, the Lindblad segment had 99% of full year 2019 projected guest ticket revenues on the books versus 99% of full year 2018 guest ticket revenue at the same time last year.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on August 1, 2019 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which the Company is engaged; (ii) management of the Company’s growth and its ability to execute on its planned growth; (iii) general economic conditions; (iv) our ability to maintain our relationship with National Geographic (v) the Company’s business strategy and plans; (vi) unscheduled disruptions in our business due to weather events, mechanical failures, or other events; (vii) compliance with laws and regulations; (viii) compliance with the financial and/or operating covenants in the Company’s credit agreements; (ix) adverse publicity regarding the cruise industry in general; (x) loss of business due to competition; (xi) the result of future financing efforts; (xii) the inability to meet revenue and Adjusted EBITDA projections; (xiii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; and (xiv) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of June 30, 2019	As of December 31, 2018
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$78,746	$113,396
Restricted cash	33,305	8,755
Marine operating supplies	5,086	5,165
Inventories	1,715	1,604
Prepaid expenses and other current assets	31,297	21,263
Total current assets	150,149	150,183

Property and equipment, net	316,709	285,979
Goodwill	22,105	22,105
Intangibles, net	7,185	7,975
Deferred tax asset	1,319	-
Right-to-use lease assets	5,808	-
Other long-term assets	5,219	7,167
Total assets	$508,494	$473,409

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$145,089	$123,489
Accounts payable and accrued expenses	31,200	33,944
Lease liabilities - current	947	-
Long-term debt - current	2,000	2,000
Total current liabilities	179,236	159,433

Long-term debt, less current portion	185,660	188,089
Deferred tax liabilities	-	2,787
Lease liabilities	5,046	-
Other long-term liabilities	1,259	554
Total liabilities	371,201	350,863

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	6,771	6,502

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 45,801,025 and 45,814,925 issued, 45,662,953 and 45,442,728 outstanding as of June 30, 2019 and December 31, 2018, respectively	5	5
Additional paid-in capital	41,617	41,539
Retained earnings	90,832	75,171
Accumulated other comprehensive income	(1,932)	(671)
Total stockholders' equity	130,522	116,044
Total liabilities, stockholders' equity and redeemable noncontrolling interest	$508,494	$473,409

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

      (unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018

Tour revenues	$76,658	$69,473	$166,311	$151,883

Operating expenses:
Cost of tours	37,520	33,810	76,537	69,681
General and administrative	16,268	15,879	32,350	30,929
Selling and marketing	12,567	10,583	26,569	22,656
Depreciation and amortization	6,182	4,994	12,370	10,038
Total operating expenses	72,537	65,266	147,826	133,304

Operating income	4,121	4,207	18,485	18,579

Other expense:
Interest expense, net	(3,188)	(2,870)	(6,176)	(5,604)
Gain (loss) on foreign currency	501	(1,141)	1,157	(1,592)
Other expense	(30)	(128)	(49)	(120)
Total other expense	(2,717)	(4,139)	(5,068)	(7,316)

Income before income taxes	1,404	68	13,417	11,263
Income tax expense (benefit)	553	227	(2,513)	503

Net income (loss)	851	(159)	15,930	10,760
Net (loss) income attributable to noncontrolling interest	(137)	(293)	269	(172)

Net income available to common stockholders	$988	$134	$15,661	$10,932

Weighted average shares outstanding
Basic	46,155,981	45,894,155	45,607,307	45,322,541
Diluted	49,485,004	46,442,611	48,281,002	45,594,980

Net income per share available to common stockholders
Basic	$0.02	$-	$0.34	$0.24
Diluted	$0.02	$-	$0.32	$0.24

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the six months ended June 30,
	2019	2018
Cash Flows From Operating Activities
Net income	$15,930	$10,760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,370	10,038
Amortization of National Geographic fee	1,454	1,454
Amortization of deferred financing costs and other, net	911	1,045
Stock-based compensation	1,754	1,985
Deferred income taxes	(4,106)	152
(Gain) loss on foreign currency	(1,157)	1,592
Write-off of unamortized issuance costs related to debt refinancing	-	359
Loss on write-off of assets	-	129
Changes in operating assets and liabilities
Marine operating supplies and inventories	(32)	(39)
Prepaid expenses and other current assets	(10,033)	(7,048)
Right-to-use lease assets	(5,808)	-
Lease liabilities	5,993	-
Unearned passenger revenues	21,600	9,915
Other long-term assets	(767)	(1,120)
Other long-term liabilities	706	15
Accounts payable and accrued expenses	(1,587)	(4,457)
Net cash provided by operating activities	37,228	24,780

Cash Flows From Investing Activities
Purchases of property and equipment	(42,311)	(31,502)
Net cash used in investing activities	(42,311)	(31,502)

Cash Flows From Financing Activities
Proceeds from long-term debt	-	200,000
Repayments of long-term debt	(1,000)	(170,625)
Payment of deferred financing costs	(2,340)	(6,486)
Repurchase under stock-based compensation plans and related tax impacts	(1,653)	(4,457)
Repurchase of warrants and common stock	(23)	(854)
Net cash (used in) provided by financing activities	(5,016)	17,578
Effect of exchange rate changes on cash	-	8
Net (decrease) increase in cash, cash equivalents and restricted cash	(10,099)	10,864
Cash, cash equivalents and restricted cash at beginning of period	122,150	103,500

Cash, cash equivalents and restricted cash at end of period	$112,051	$114,364

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$6,999	$6,534
Income taxes	$564	$776
Non-cash investing and financing activities:
Additional paid-in capital exercise proceeds of option shares	$225	$1,682
Additional paid-in capital exchange proceeds used for option shares	$(225)	$(1,682)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Net income (loss)	$851	$(159)	$15,930	$10,760
Interest expense, net	3,188	2,870	6,176	5,604
Income tax expense (benefit)	553	227	(2,513)	503
Depreciation and amortization	6,182	4,994	12,370	10,038
(Gain) loss on foreign currency	(501)	1,141	(1,157)	1,592
Other expense, net	30	128	49	120
Stock-based compensation	1,001	1,119	1,754	1,985
National Geographic fee amortization	727	727	1,454	1,454
Warrant exchange fees	466	-	466	-
Executive severance costs	-	287	-	287
Reorganization costs	-	113	15	293
Debt refinancing costs	-	3	-	997
Adjusted EBITDA	$12,497	$11,450	$34,544	$33,632

Reconciliation of Operating Income to Adjusted EBITDA Lindblad Segment
	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Operating income	$5,302	$5,107	$18,943	$18,547
Depreciation and amortization	5,774	4,626	11,568	9,309
Stock-based compensation	1,001	1,119	1,754	1,985
National Geographic fee amortization	727	727	1,454	1,454
Warrant exchange fees	466	-	466	-
Executive severance costs	-	287	-	287
Reorganization costs	-	113	15	293
Debt refinancing costs	-	3	-	997
Adjusted EBITDA	$13,270	$11,982	$34,200	$32,871

Natural Habitat Segment
	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Operating (loss) income	$(1,181)	$(900)	$(458)	$32
Depreciation and amortization	408	368	802	729
Adjusted EBITDA	$(773)	$(532)	$344	$761

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the six months ended June 30,
	2019	2018
Net cash provided by operating activities	$37,228	$24,780
Less: purchases of property and equipment	(42,311)	(31,502)
Free Cash Flow	$(5,083)	$(6,722)

Guest Metrics - Lindblad Segment	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Available Guest Nights	53,983	50,917	112,652	104,834
Guest Nights Sold	48,216	45,786	101,829	94,721
Occupancy	89%	90%	90%	90%
Maximum Guests	6,829	6,242	14,142	13,047
Number of Guests	6,269	5,684	12,801	11,767
Voyages	87	81	180	176

Calculation of Gross Yield and Net Yield - Lindblad Segment	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Guest ticket revenues	$58,416	$53,832	$125,526	$116,512
Other tour revenue	6,514	5,724	15,442	13,497
Tour Revenues	64,930	59,556	140,968	130,009
Less: Commissions	(4,908)	(4,369)	(10,759)	(9,923)
Less: Other tour expenses	(4,418)	(4,161)	(10,104)	(8,279)
Net Revenue	$55,604	$51,026	$120,105	$111,807
Available Guest Nights	53,983	50,917	112,652	104,834
Gross Yield	$1,203	$1,170	$1,251	$1,240
Net Yield	1,030	1,002	1,066	1,067

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment (In thousands, except for Available Guest Nights, Gross and Net Cruise Cost per Avail. Guest Night)	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Cost of tours	$30,118	$27,510	$61,439	$56,190
Plus: Selling and marketing	11,321	9,683	23,962	20,945
Plus: General and administrative	12,415	12,630	25,054	25,018
Gross Cruise Cost	53,854	49,823	110,455	102,153
Less: Commissions	(4,908)	(4,369)	(10,759)	(9,923)
Less: Other tour expenses	(4,418)	(4,161)	(10,104)	(8,279)
Net Cruise Cost	44,528	41,293	89,592	83,951
Less: Fuel Expense	(2,459)	(2,599)	(5,146)	(4,709)
Net Cruise Cost Excluding Fuel	42,069	38,694	84,446	79,242
Non-GAAP Adjustments:
Stock-based compensation	(1,001)	(1,119)	(1,754)	(1,985)
National Geographic fee amortization	(727)	(727)	(1,454)	(1,454)
Warrant exchange fees	(466)	-	(466)	-
Executive severance costs	-	(287)	-	(287)
Reorganization costs	-	(113)	(15)	(293)
Debt refinancing costs	-	(3)	-	(997)
Adjusted Net Cruise Cost Excluding Fuel	$39,875	$36,445	$80,757	$74,226
Adjusted Net Cruise Cost	$42,334	$39,044	$85,903	$78,935
Available Guest Nights	53,983	50,917	112,652	104,834
Gross Cruise Cost per Available Guest Night	$998	$979	$980	$974
Net Cruise Cost per Available Guest Night	825	811	795	801
Net Cruise Cost Excluding Fuel per Available Guest Night	779	760	750	756
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	739	716	717	708
Adjusted Net Cruise Cost per Available Guest Night	784	767	763	753

Reconciliation of 2019 Adjusted EBITDA guidance:

(in millions)	Full Year 2019
Income before income taxes	$22	to	$25
Depreciation and amortization	26	to	25
Interest expense, net	12	to	12
Stock-based compensation	4	to	4
National Geographic fee amortization	3	to	3
Other	-	to	1
Adjusted EBITDA	$67	to	$70

           A reconciliation of net income to Adjusted EBITDA is not provided because the Company cannot estimate or predict with reasonable certainty certain discrete tax items, which could significantly impact that financial measure.

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, debt refinancing costs and certain other items. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, and certain other items.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus, selling and marketing expenses, and general and administrative expenses.

Gross Yield represents tour revenues less insurance proceeds divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less insurance proceeds, commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.